Exhibit 10.11

SUBLEASE AGREEMENT

THIS SUBLEASE AGREEMENT (this “Agreement”) is made as of the 11 day of May, 2021, by and between Molson Coors Beverage Company, a Delaware corporation (f/k/a Molson Coors Brewing Company, referred to herein as “Tenant” or “Sublandlord”), and Charlotte’s Web, Inc., a Delaware corporation Subtenant.

RECITALS

A.           BOP 1801 California Street II LLC and BPREP 1801 California Street JV, LLC (collectively, as “Landlord”), and Tenant entered into that certain Lease of Office Space dated November 26, 2014, as amended by the First Amendment of Lease dated March 19, 2015, as further amended by the Second Amendment of Lease dated December 9, 2016, and as further amended by the Third Amendment of Lease dated April 23, 2019 (collectively, the “Maser Lease”), covering and describing the Premises known as the entire 47th floor of the Building comprising in total 22,389 rentable square feet (collectively, the “Premises”) located at 1801 California Street, Denver, Colorado 80202. A true and correct copy of the Master Lease is attached hereto as Exhibit A and incorporated herein by this reference.

B.           Subtenant desires to sublet from Sublandlord the entire Premises.

AGREEMENT

NOW, THEREFORE, Sublandlord and Subtenant hereto, for themselves, their successors and assigns, mutually covenant and agree as follows:

1.            Defined Terms. All capitalized terms used but not defined in this Agreement shall have the meanings given them in the Master Lease.

2.            Premises. Subject to the satisfaction of the condition set forth in Section 30 of this Agreement, Sublandlord does hereby sublease to Subtenant, and Subtenant does hereby sublease from Sublandlord, the entirety of the Premises, for the term and upon the conditions hereinafter provided. Subtenant shall have the right to use the Premises solely in accordance with Section 10 of this Agreement. A depiction of the Premises is attached hereto as Exhibit C.

3.            Condition of Premises. The Premises are subleased to Subtenant upon and subject to the terms and conditions herein set forth, in their “as-is” condition existing on the date of this Agreement, without requiring any alterations, improvements, repairs or decorations to be made by Sublandlord, or at Sublandlord’s expense, at the time possession is given to Subtenant, except as set forth in Section 12 of this Agreement. Notwithstanding the foregoing, Sublandlord and Sublandlord’s sole cost and expense, shall demise the Premises from the 48th floor of the Building by installing a temporary enclosure in accordance with the plans attached hereto as Exhibit D (the “Stairs Enclosure”), which will remain during the entire term of this Agreement. As part of the Stairs Enclosure, Sublandlord will match existing finishes within the Premises. Subtenant hereby acknowledges and agrees that the Stair Enclosure work may proceed after it takes possession of the Premises, and that such work may be conducted during normal business hours. While Sublandlord shall take commercially reasonable measures to mitigate any disruption in Subtenant’s operations or construction of the Improvements by Tenant, Sublandlord shall not be in default of this Agreement, nor shall any delays caused by the completion of the Stair Enclosure work affect any of Tenant’s obligations hereunder; provided, however, if the Stairs Enclosure is not completed in accordance with the plans attached hereto as Exhibit D on or before thirty (30) days following the Sublease Commencement Date (as defined below), Subtenant shall have the right, after at least five (5) days written notice to Sublandlord, to complete the Stairs Enclosure and deduct the actual cost of such work from future Rent payable by Subtenant. Notwithstanding the foregoing Sublandlord’s architect shall provide a design and pricing plan to create a reception area with elevator identity within the Premises. Sublandlord shall pay the cost and expense of the original plan and one revision thereto, with any further revisions thereto being taken out of the Improvement Allowance (hereinafter defined).

4.            Term. Subject to the satisfaction of the condition set forth in Section 30 of this Agreement, the term of this Agreement shall commence on the earlier of (i) completion of the Stairs Enclosure, or (ii) July 1, 2021 (the “Sublease Commencement Date”), and shall end on March 31, 2027, or such earlier date upon which said term may be terminated pursuant to any of the conditions or limitations or other provisions of this Agreement, the Master Lease, or pursuant to law. If the Master Lease terminates or is terminated for any reason whatsoever, then this Agreement shall terminate simultaneously therewith provided, however, Sublandlord shall provide to Subtenant a copy of any written notice of default received from Landlord and shall afford Subtenant the right to cure such Tenant default within the time frame required under the Master Lease. Sublandlord will reimburse Subtenant upon demand for all costs and expenses, including attorneys’ fees, which Subtenant may incur in connection with curing a Sublandlord default. Sublandlord will pay to Subtenant interest on all amounts due at a rate equal to 12% per annum (the “Default Rate”), from the date the payment was due to and including the date of payment with interest.

5.            Base Monthly Rent. The “Base Monthly Rent” which Subtenant hereby agrees to pay to Sublandlord with respect to the Premises, and Sublandlord hereby agrees to accept, shall be as follows:

Lease Months	Annual Rent/SF	Annual Rent	Monthly Installment
Commencement Date Month 7*	$0.00	$0.00	$0.00	*
Month 8 – Month 12	$20.00	$447,780.00	$37, 315.00
Month 13 – Month 24	$20.50	$458,974.50	$38,247.88
Month 25 – Month 36	$21.00	$470,169.00	$39,180.75
Month 37 – Month 48	$21.50	$481,363.50	$40,113.63
Month 49 – Month 60	$22.00	$492,558.00	$41,046.50
Month 61 – Month 69	$22.50	$503,752.50	$41,979.38

* The Base Monthly Rent and Occupancy Costs (defined below) shall commence on the first day of the eighth (8th) month following the Commencement Date, and the dates set forth in the foregoing table represent an August 1, 2021 Commencement Date.

6.            Additional Rent. Subject to the immediately preceding paragraph, in addition to Base Monthly Rent, Subtenant shall pay to Sublandlord the Occupancy Costs, determined under Exhibit B of the Master Lease, in such amounts due or accruing during the term of this Agreement (even if payable after the termination or expiration hereof), together with each payment of the monthly installment of Base Monthly Rent, and as otherwise required by the terms and conditions of the Master Lease. “Rent” means Base Monthly Rent, Occupancy Costs, and any other amounts payable by Subtenant. Subtenant shall also be responsible for any charges incurred directly with the Landlord (e.g., parking fees, usage of HVAC and services outside of normal business hours etc.). Sublandlord, shall exercise any right to audit the Master and Sublandlord shall cooperate with Subtenant in the exercise of such audit rights.

7.            Late Payments of Rent by Subtenant. If Subtenant fails to pay any Rent when due, then Subtenant shall be entitled to the same notices, and grace and cure periods as set forth in Section 19.02(a) of the Master Lease as between Tenant and Landlord. As between Sublandlord and Subtenant, Subtenant shall be subject to default interest and the other remedies set forth in Section 19.01 of the Master Lease for failure to timely make Rent payments.

8.            Payments. Subtenant shall pay Rent in advance and without notice, on or before the fifth (5th) day of each month during the term of this Agreement to Sublandlord at 250 S. Wacker Drive, Suite 800, Chicago, IL 60606, Attention: Real Estate Administrator, or at such other place as Sublandlord may designate in writing, or, at Subtenant’s election, by EFT, in lawful money of the United States of America without demand therefore and without and deduction, setoff or abatement whatever, except as expressly provided in this Agreement.

9.            Notices. Notices to Subtenant shall be as follows:

Charlotte’s Web, Inc.

1801 California Street

47th Floor

Denver, Colorado 80202

Attn: Mario Pasquale, VP Corporate Treasurer

With a copy to:

Bryan Cave Leighton Paisner LLP

One Boulder Plaza

1801 13th Street, Suite 300

Boulder, Colorado 80302

Attn: Heather Boelens

Notices to Sublandlord shall be as follows:

Molson Coors Brewing Company
250 S. Wacker Drive, Suite 800
Chicago, IL 60606

Attn: Real Estate Administration

With a copy to:

Molson Coors Brewing Company
250 S. Wacker Drive, Suite 800
Chicago, IL 60606

Attn: General Counsel

And:

Kamlet LLP

3900 E. Mexico Ave., Suite 300

Denver, CO 80210

Attn: Jay F. Kamlet

All notices and other communications given pursuant to this Agreement shall be in writing and shall be (a) mailed by first class, United States Mail, postage prepaid, certified, with return receipt requested, and addressed to the parties hereto at the address specified in the Basic Lease Information, (b) hand-delivered to the intended addressee, or (c) sent by a nationally recognized overnight courier service. All notices shall be effective upon delivery to the address of the addressee (even if such addressee refuses delivery thereof). The parties hereto may change their addresses by giving notice thereof to the other in conformity with this provision.

10.           Use. Subtenant will use and occupy the Premises solely for general office use or general office purposes, consistent and compatible with the character and quality of the Building. Without the prior written consent of Landlord and Sublandlord, the Premises will not be used for any other purposes.

11.           Delivery Condition. Sublandlord shall deliver the Premises to Subtenant on the Sublease Commencement Date in broom clean condition with the furniture, fixtures and equipment outlined in Exhibit B remaining in the Subleased Premises. As part of the consideration for this Agreement, Sublandlord shall execute a bill of sale for all such furniture, fixtures and equipment to Subtenant without representations or warranties of any kind or nature except for Sublandlord’s warranty that they are owned by Sublandlord, free of liens, claims and adverse interests of third parties, within (five) 5 days of the Sublease Commencement Date. All personal property taxes shall be prorated as of such date, Subtenant shall reimburse Sublandlord for any prepaid taxes allocable to the term of this Agreement, and Subtenant shall be responsible for all sales and use taxes payable in connection with such transfer. Subtenant hereby indemnifies and holds Sublandlord harmless from any liability in connection with the foregoing transfer.

12.           Tenant Improvements.

a.            All alterations and improvements Subtenant desires to construct within the Premises (collectively, the “Improvements”) shall be approved by Landlord, and thereafter constructed, in accordance with the terms and conditions set forth in the Master Lease.

b.            Upon mutual execution of this Agreement, Sublandlord shall make an allowance (“Improvement Allowance”) of $10.00/RSF ($223,890.00 in total) of the Premises available to Subtenant for the purpose of performing the Subtenant Improvements (“Improvement Work”). The Improvement Allowance may be used for all reasonable hard and soft costs associated with the design, engineering, permitting and construction of the Improvements, including without limitation cabling, IT/AV and branding. The Improvement Allowance may also be used for Tenant’s telecommunications systems or services, or for its moving expenses. Any amounts of the Improvement Allowance unused by Tenant by August 1, 2022 may be applied towards Subtenant’s Rent, which date shall be subject to extension for force majeure delays, casualty and Landlord caused delays.

c.            The Improvement Allowance shall be funded upon completion of the Improvement Work in one installment to Subtenant or, at Subtenant’s sole discretion, directly to Subtenant’s general contractor, within thirty (30) days following Sublandlord’s receipt of Subtenant’s (i) substantiated statement of any amounts spent for furniture, fixtures and equipment, and the Tenant Improvements, (ii) certification that the Improvement Work was conducted in compliance with the Master Lease, and (iii) line waivers from all contractors and materialmen providing services or products in connection with the Improvement Work. In the event Subtenant elects to apply the Improvement Allowance towards Subtenant’s Rent, Sublandlord shall credit against Subtenant’s Monthly Rent next coming due for the period commencing on the first day of the next month following written notice from Subtenant until fully utilized.

13.            Signage. Sublandlord shall use commercially reasonable efforts to cause Landlord to provide Subtenant with building directory signage pursuant to the Master Lease. If there are any costs or expenses associated with such signage assessed by Landlord, Subtenant shall be responsible for the payment of those costs and expenses.

14.            Parking. Subject to the terms and conditions of the Master Lease, without any representation or warranty, Subtenant shall be entitled to utilize through the Term 18 parking spaces (of which four are reserved) to which Sublandlord was entitled, subject to any charges that Landlord may impose from time to time and which are, as of the date of this Agreement, $320.00 per month per reserved space and $220.00 per month per non-reserved space.

15.            Surrender of Premises; Holdover. At the expiration of the Term or earlier termination of this Sublease, Subtenant shall surrender the Premises to Sublandlord subject to the terms of the Master Lease, provided, however, Subtenant shall not be required to remove the Stairs Enclosure. If Subtenant’s holdover continues past the expiration date of the Master Lease except as permitted by the Master Lease, Subtenant will pay all holdover charges and expenses Sublandlord incurs with respect to the Premises, and hereby indemnifies, defends, and holds Sublandlord harmless from any liability or loss incurred as a result of holding over.

16.            Terms of Master Lease. All of the terms, provisions, covenants and conditions of the Master Lease are incorporated herein by reference and hereby made a part hereof and are superior to this Agreement, except as otherwise expressly provided herein. As between the parties hereto, Subtenant hereby assumes all of the obligations of the Sublandlord, as the Tenant under the Master Lease but only to the extent they are applicable to the Premises and accruing on or after the Sublease Commencement Date. Notwithstanding the foregoing, the following provisions of the Master Lease are not incorporated into this Sublease (and neither party is required to assume or perform the obligations found in the unincorporated sections, except to the extent otherwise expressly provided in this Sublease): Section 7.04 (Trade Fixtures and Personal Property) 7.06 (Signs) 14.01 (Purpose) Article 23 (Contraction Option) Article 24 (Termination Option) Article 25 (Options to Extend Term) Article 27 (Expansion Option) Article 28 (Right to Available Space) Article 29 (Right of First Refusal) Section 30.15 (Brokerage Commission) Section 30.28 (Cross Marketing). Sublandlord shall have all of the rights of the Landlord under the Master Lease as against Subtenant and, Sublandlord agrees to observe and perform the terms, covenants and conditions on its part to be observed and performed hereunder as well as those applicable terms, covenants and conditions to be observed and performed by Landlord under the Master Lease with respect to the Premises. Notwithstanding anything in this Agreement to the contrary, Subtenant agrees that Sublandlord shall not be obligated to furnish for Subtenant any services of any nature whatsoever, including, without limitation, the furnishing of heat, electrical energy, air conditioning, elevator service, cleaning, window washing, or rubbish removal services; however, Sublandlord shall be obligated to take all commercially reasonable action necessary to obtain the performance of and furnishing of such services for the Premises by Landlord pursuant to the terms of the Master Lease. Further, Sublandlord shall have no liability to Subtenant with respect to (a) representations and warranties made by Landlord under the Master Lease, (b) any indemnification obligations of Landlord under the Master Lease, or other obligations or liabilities of Landlord under the Master Lease with respect to compliance with laws, conditions of the Premises or Hazardous Materials, (c) obligations under the Master Lease to repair, maintain, restore, or insure all or any portion of the Premises, regardless of whether the incorporation of one or more provisions of the Master Lease might otherwise operate to make Sublandlord liable therefore, or (d) the obligation of Landlord to provide any of the services or rights to Subtenant as may currently be provided to Sublandlord.

17.            Acknowledgment of Master Lease. Sublandlord represents and warrants to Subtenant that Exhibit A to this Agreement is a true and correct copy of the Master Lease, that the Master Lease is in full force and effect, and that there has been no notice of default delivered by Landlord or Sublandlord under the Master Lease. Subtenant acknowledges that it has received the Master Lease, that it has reviewed the Master Lease, and that it is familiar with the contents thereof.

18.            Insurance. Subtenant shall obtain and maintain, at its sole cost and expense, all insurance types and coverages as specified in the Master Lease to be obtained and maintained by Sublandlord, as Tenant, in amounts not less than those specified in the Master Lease. All policies of insurance obtained by Subtenant shall name Landlord and Sublandlord as additional insureds therein in accordance with the Master Lease. Subtenant’s insurance shall be primary over Landlord’s and Sublandlord’s insurance. Subtenant will deliver to Sublandlord and Landlord on the Sublease Commencement Date and on demand thereafter certificates reflecting that Subtenant has obtained and is maintaining the required insurance coverages in the appropriate amounts. Without limiting any release or waiver of liability or recovery set forth elsewhere in this Agreement, and notwithstanding anything in this Agreement to the contrary, each of Sublandlord and Subtenant waives all claims for recovery from the other party for loss or damage to any of its property insured (or required by the terms of this Agreement or the Master Lease to be insured) under valid and collectible insurance policies to the extent of any recovery collectible (or would have been collectible if the insurance required under the Agreement or the Master Lease had been maintained) under such insurance policies. This waiver will expressly apply to any amount that is not reimbursable or paid by the damaged party’s insurer because of the deductible or self-insured retention portion of the damaged party’s insurance coverage.

19.            Subtenant’s and Sublandlord’s Covenants. Subtenant and Sublandlord covenant and agree that it will not do anything which would constitute a default under the Master Lease or omit to do anything which it is obligated to do under the terms of this Agreement or the Master Lease which would constitute a default under the Master Lease.

20.            Default and Remedies. Subtenant’s performance of each of its obligations under this Agreement constitutes a condition as well as a covenant, and Subtenant’s right to continue in possession of the Premises is conditioned upon such performance. In addition, Subtenant shall be in default of its obligations under this Agreement if Subtenant is responsible for the occurrence of any event of default set forth in Article 19 of the Master Lease (as incorporated herein) (an “Event of Default”). In the event of any default by Subtenant under this Agreement, Sublandlord shall have all rights pursuant to Article 19 of the Master Lease and all remedies provided by applicable law. Sublandlord may resort to its remedies cumulatively or in the alternative. In the event of any default by Sublandlord, Subtenant shall have all remedies provided by applicable law including without limitation self-help.

21.            Right to Cure Defaults. If Subtenant fails to pay any sum of money to Sublandlord when due, or fails to perform any other act on its part to be performed hereunder, and Subtenant fails to cure such non-performance within ten (10) days after Subtenant’s receipt of written notice of such non-performance from Sublandlord, or such shorter time or longer time if reasonable under the circumstances, then Sublandlord may, but shall not be obligated to, make such payment or perform such act. All such sums paid, and all costs and expenses of performing any such act, shall be deemed additional rent payable by Subtenant to Sublandlord upon demand. In addition, Subtenant shall pay to Sublandlord interest on all amounts due, at a rate equal to the Default Rate, from the due date to and including the date of the payment, from the date of the expenditure until repaid.

22.            Mutual Indemnification. Subtenant shall and hereby does indemnify, defend, and hold Landlord and Sublandlord harmless from and against any and all actions, claims, demands, damages, liabilities and expenses (including, without limitation, reasonable attorneys’ fees) asserted against, imposed upon or incurred by Landlord or Sublandlord by reason of (a) any violation caused, suffered or permitted by Subtenant, its agents, servants, employees or invitees, of any of the terms, covenants or conditions of this Agreement or the Master Lease, including without limitation, a breach of Section28.h. below, and (b) any damage or injury to persons or property occurring upon or in connection with the use or occupancy by the Subtenant, or its agents, employees or invitees to the extent caused by the willful or negligent acts of Subtenant, or its agents, employees or invitees.

Sublandlord shall and hereby does indemnify, defend, and hold Subtenant harmless from and against any and all actions, claims, demands, damages, liabilities and expenses (including, without limitation, reasonable attorney’s fees) asserted against, imposed upon or incurred by Landlord or Sublandlord by reason of (a) any violation caused, suffered or permitted by Sublandlord, its agents, servants, employees or invitees, of any of the terms, covenants or conditions of the Master Lease and (b) any damage or injury to persons or property occurring upon or in connection with the use or occupancy by the Sublandlord, or its agents, employees or invitees to the extent caused by the willful or negligent acts of Sublandlord, or its agents, employees or invitees.

23.            Assignment and Sublease. Subtenant shall not have the right to assign or sublease the Premises without Sublandlord’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Sublandlord is subject to the terms and conditions in Article 11 of the Master Lease and shall use commercially reasonable efforts to obtain Landlord’s prior written consent for Subtenant to assign or sublease the Premises in accordance with the provisions of Article 11 thereof, but shall have no liability to Subtenant if Landlord refuses to consent to a further assignment or sublease by Subtenant. Despite any contrary provision of this Agreement, but subject to the terms and conditions of the Master Lease, Subtenant may freely assign its rights or sublease part or all of the Premises to a Permitted Transferee as defined in the Master Lease, but will not be released in the event of such an assignment.

24.            Brokers. Matthew P. Gautreau of Cushman & Wakefield (representing Sublandlord) and Cushman & Wakefield through Nick Pavlakovich (representing Subtenant) are the sole brokers involved in this transaction. Sublandlord will pay a commission to Cushman & Wakefield as to its representation of Sublandlord and Subtenant in accordance with the provisions of a separate written agreement between Sublandlord and Cushman & Wakefield (in its capacity as the parties broker). Sublandlord and Subtenant hereby represent and warrant to each other that neither has dealt with any other broker in connection with this Agreement for the Premises, and each party hereto will defend and hold harmless the other from any loss arising from breach of this representation.

25.            Entire Agreement. This Agreement contains all of the covenants, agreements, terms, provisions, conditions, warranties and understandings relating to the leasing of the Premises and Sublandlord’s obligations in connection therewith, and neither Sublandlord nor any agent or representative of Sublandlord has made or is making, and Subtenant in executing and delivering this Agreement is not relying upon, any warranties, representations, promises or statements whatsoever, except to the extent expressly set forth in this Agreement. All understandings and agreements, if any, heretofore had between the parties are merged into this Agreement, which alone fully and completely expresses the agreement of the parties. The failure of Sublandlord to insist in any instance upon the strict keeping, observance or performance of any covenant, agreement, term, provision or condition of this Agreement or to exercise any election herein contained shall not be construed as a waiver or relinquishment for the future of such covenant, agreement, term, provision, condition or election, but the same shall continue and remain in full force and effect. No waiver or modification of any covenant, agreement, term, provision or condition of this Agreement shall be deemed to have been made unless expressed in writing and signed by Landlord, Subtenant and Sublandlord. No surrender of possession of the Premises or of any part thereof or of any remainder of the term of this Agreement shall release Subtenant from any of its obligations hereunder unless accepted by Sublandlord in writing. The receipt and retention by Sublandlord of Base Monthly Rent or Additional Rent from anyone other than Subtenant shall not be deemed a waiver of the breach by Subtenant of any covenant, agreement, term or provision of this Agreement, or as the acceptance of such other person as a tenant, or as a release of Subtenant of the covenants, agreements, terms, provisions and conditions herein contained. The receipt and retention by Sublandlord of Base Monthly Rent or additional rent with knowledge of a breach of any covenant, agreement, term, provision or condition herein contained shall not be deemed a waiver of such breach.

26.            Successors and Assigns. The obligations of this Agreement shall bind and benefit the successors and permitted assigns of the parties with the same effect as if mentioned in each instance where a party hereto is named or to whom is referred.

27.            Security Deposit. Contemporaneously with the execution of this Lease, Tenant shall pay to Sublandlord $147,842.03 as the “Security Deposit,” which shall be held by Sublandlord to secure Subtenant’s performance of its obligations under this Agreement. The Security Deposit is not an advance payment of Rent or a measure or limit of Sublandlord’s damages upon an Event of Default. Sublandlord may, from time to time following an Event of Default and without prejudice to any other remedy, use all or a part of the Security Deposit to perform any obligation Subtenant fails to perform hereunder. Following any such application of the Security Deposit, Subtenant shall pay to Sublandlord on demand the amount so applied in order to restore the Security Deposit to its original amount. Provided that Subtenant has performed all of its obligations hereunder, Sublandlord shall, within sixty (60) days after the expiration of the Term and Subtenant’s surrender of the Premises in compliance with the provisions of this Agreement, return to Subtenant the portion of the Security Deposit which was not applied to satisfy Subtenant’s obligations. Notwithstanding the preceding sentence and to the extent permitted by applicable Law, Sublandlord may retain the Security Deposit until such time after the expiration of the Term that Sublandlord is able to reconcile and confirm all amounts payable by Tenant under this Lease have been paid in full by Tenant (e.g., Sublandlord cannot reconcile and confirm Tenant has paid Tenant’s Occupancy Costs for the calendar year in which the Term expires if Sublandlord has not received a tax bill from the Landlord at the time of such expiration). The Security Deposit may be commingled with other funds, and no interest shall be paid thereon. If Sublandlord transfers its interest in the Premises and the transferee assumes Sublandlord’s obligations under this Agreement, then Sublandlord may assign the Security Deposit to the transferee and Sublandlord thereafter shall have no further liability for the return of the Security Deposit. The rights and obligations of Sublandlord and Subtenant under this Section 27 are subject to any other requirements and conditions imposed by the Master Lease and Laws applicable to the Security Deposit. Sublandlord and Subtenant agree that the Security Deposit shall secure the following obligations and indebtedness: (a) the full and punctual payment when due(whether by acceleration or otherwise) of all sums, including, without limitation, payment of Rent, late charges, and any other Additional Rent (however termed or defined) becoming due hereunder, court costs, reasonable attorneys’ fees and any and all other sums due and owing or to become due and owing by Subtenant under this Agreement” Subtenant expressly acknowledges and agrees that the Security Deposit and Subtenant’s obligations with respect thereto shall not be affected by any withdrawal or removal of any of Subtenant’s directors, officers or principals from Subtenant’s organization, whether occurring by reason of law or any other cause, whether similar or dissimilar to the foregoing.

28.           Miscellaneous.

Amendments; Waiver of Rights. No amendment, modification, restatement or supplement of this Agreement shall be valid unless the same is in writing and signed by the parties. If Sublandlord shall institute proceedings against Subtenant and a compromise or settlement thereof shall be made, the same shall not constitute a waiver of any other covenant, condition or agreement herein contained, nor any of Sublandlord’s rights hereunder. No waiver by Sublandlord of any breach of any covenant, condition or agreement herein contained shall operate as a waiver of such covenant, condition or agreement itself, or of any subsequent breach thereof, nor shall any election or failure by Sublandlord to act upon any Subtenant breach under this Agreement be construed as a waiver of Sublandlord’s rights.

Counterparts. This Agreement may be executed by the parties in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same agreement.

Governing Law. This Agreement shall be governed by the laws of Colorado without resort to its conflicts of laws rules.

Headings. The headings for the various paragraphs herein are for reference only and are not part of this Agreement.

Recordation. Subtenant shall not have the right to record this Agreement.

Communication; Confidentiality. Both parties and their respective representatives shall hold in confidence all non-public data and information obtained with respect to the other party or their business, whether obtained before or after the execution and delivery of this Agreement, and shall not disclose the same to others; provided, however, that it is understood and agreed that either party may disclose such data and information to (a) employees, consultants, accountants and attorneys of such party provided that such persons agree in writing to treat such data and information as confidential, (b) as part of the legal filings and evidence in connection with proceedings following any dispute between the parties alleging a breach of this Agreement and (c) as may otherwise be required by any applicable law or regulation, including without limitation securities laws. The provisions of this subsection shall survive this Agreement. Notwithstanding anything to the contrary in this subsection, (i) the parties shall be permitted to issue a joint public communication regarding the execution of this Agreement, and (ii) following any initial public communication by Subtenant or Sublandlord, with the communicating party being responsible for the initial drafting of the communication, and the final version subject to review and approval by the other prior to publication, which approval shall not be unreasonably withheld or delayed.

Anti-Terrorism Laws. In connection with this Agreement, Sublandlord and Subtenant agree to comply with the sanctions, laws and regulations administrated by the U.S. Department of Treasury’s Office of Foreign Affairs Control (“OFAC”), if applicable, the Bank Secrecy Act, as amended, and the anti-money-laundering regulations issued by the Financial Crimes Enforcement Network; and any other applicable sanctions or anti-money-laundering laws, regulations, or executive orders. Sublandlord and Subtenant each represent and warrant to each other that it is not designated on the List of Specially Designated Nationals and Blocked Persons or any other sanctions list maintained by OFAC.

Compliance with Laws. Subtenant hereby represents and warrants that its business operations comply with all federal, state, and local laws.

29.            Notices. Any and all notices and communications delivered hereunder to the Sublandlord or the Landlord shall be sent in the manner required by Article 18 of the Master Lease, provided that the identities and addresses of the parties shall be as follows: if to Sublandlord, to the address set forth in this Sublease under Section 9 hereof; and if to Subtenant at the addresses set forth in Section 9 hereof; or to such other address and attention as any of the above shall notify the others in writing.

30.            Conditions.

a.            This Agreement is conditioned upon and shall be effective only upon satisfaction of the following conditions within thirty (30) days after the mutual execution of this Agreement: First, Subtenant’s receipt of the written consent of Landlord to this Agreement (“Landlord’s Consent”). Second, Subtenant’s receipt of the written or deemed waiver of the right of first refusal of Contentful, Inc. (“Contentful”) to rent the Premises (“Contentful Waiver”). Landlord’s consent to this Agreement shall not create any contractual liability or duty on the part of Landlord or its agent to the Subtenant, and shall not in any manner increase, decrease or otherwise affect the rights and obligations of Landlord and Sublandlord, as the tenant under the Master Lease, with respect to the Premises. Subtenant shall use commercially reasonable efforts to obtain Landlord’s Consent and Contentful Waiver on or before such 30-day period. Failure of Sublandlord to obtain Landlord’s Consent by that date shall cause this Agreement to be voidable by either party to this Agreement, and both parties shall be relieved of any past, present or future, costs, liability or obligation of any nature whatsoever. In the event that Sublandlord obtains the Landlord’s Consent but not the Contentful Waiver within the 30-day period (i.e., Contentful exercises their right of first refusal as to the 47th Floor), and if Contentful doesn’t exercise its right with respect to the 48th Floor, then Subtenant and Sublandlord agree that Subtenant shall accept the 48th Floor of the Premises as the Premises for all purposes herein, and this Agreement shall be amended to apply to the 48th Floor, with appropriate revisions to the Base Rent table, Improvement Allowance, and parking allocation to account for any differences in size between the two floors. If Contentful exercises their right of first refusal as to the 47th and 48th Floors, then this Agreement shall be void, and both parties shall be relieved of any past, present or future, costs, liability or obligation of any nature whatsoever.

b.            Sublandlord shall neither be in default of this Agreement for Landlord’s failure to comply with or refusal to accommodate such request by Sublandlord, or Contentful’s exercise of its right of first refusal.

31.            Disclaimer of Assignment of Rights. Sublandlord hereby discloses and disclaims, and Subtenant hereby acknowledges and agrees that Sublandlord is not granting, and Subtenant shall have no rights pursuant to the Master Lease to the Allowance or Additional Allowance (except the Improvement Allowance granted by Sublandlord in this Agreement), any Extension Options, any Expansion Options, any Contraction Options, Termination Option, rights of first refusal or rights to Available Space. Sublandlord has made no representation to the contrary of the foregoing.

32.            Limitation of Liability. Notwithstanding anything in this Agreement or provided by applicable law to the contrary, no partner, member, shareholder, director, officer, employee or other principal in Sublandlord or Subtenant (each a “Principal”) shall have any personal liability under or with respect to this Agreement, and any claim by Subtenant against Sublandlord or by Sublandlord against Subtenant shall be satisfied solely out of the assets of the entity that is Sublandlord hereunder. Each party hereby waives any and all claims, demands, debts, actions, suits, and proceedings against any and all Principals. Each party waives any right to consequential and punitive damages against the other.

33.            Conflict. As between Sublandlord and Subtenant, in the event of any conflict between the terms of the Master Lease and the terms of this Sublease, the terms of this Sublease shall control. Sublandlord hereby agrees that it shall not enter into an amendment or modification of the Sublease with Landlord or its assignees, if any, which would have an adverse effect on this Sublease or Subtenant’s rights or obligations hereunder without first obtaining the prior written consent of the Subtenant, such consent not to be unreasonably withheld.

34.            Sublandlord’s Representations. Sublandlord warrants and represents to Subtenant that:

a.            The Master Lease is in full force and effect and there are no amendments, modifications or supplements thereto, except as set forth above.

b.            Sublandlord has paid all Rent due to Landlord as of the date hereof and, to Sublandlord’s knowledge, there are no defaults by Sublandlord or Landlord of any of such party’s obligations under the Master Lease.

c.            Except for the consent of the Landlord, no lender or other third-party consent or approval binding on Sublandlord is necessary or required for the execution and/or effectiveness of this Sublease.

d.            The Premises are not subject to any leases, tenancies or occupancies other than this Sublease and the Master Lease.

e.            To Sublandlord’s knowledge, without further investigation or inquiry, the Premises are not in violation of any environmental Laws.

f.             Sublandlord has received no notice of any violation of any Laws, including, without limitation, the ADA and life/safety-related codes, with respect to the Premises.

The phrase “knowledge” and similar phrases means the current, actual (as opposed to constructive, imputed or implied) knowledge of Brian Hemphill, who Seller represents is the person most familiar with the Premises in Sublandlord’s organization, without any duty of investigation or inquiry. The fact that reference is made herein to Brian Hemphill shall not render him personally liable in any manner whatsoever under this Agreement, including, without limitation, liability for any breach of the representations or warranties of Sublandlord; rather, Subtenant’s sole recourse for any breach of this Agreement shall be against the Sublandlord.

IN WITNESS WHEREOF, Sublandlord and Subtenant have duly executed this Agreement as of the day and year first above written.

SUBLANDLORD:

Molson Coors Beverage Company,
a Delaware corporation

By:	/s/ Lee Reichert
Name:	Lee Reichert
Its:	Secretary

SUBTENANT:

Charlotte’s Web, Inc.,
a Delaware corporation

By:	/s/ Russ Hammer
Name:	Russ Hammer
Its:	Exec VP Chief Financial Officer